Exhibit 99.1

COSTCO WHOLESALE CORPORATION ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

ISSAQUAH, Wash., February 1, 2010 – Costco Wholesale Corporation (Nasdaq: COST) announced today the appointment by the Board of Directors of Craig Jelinek as President and Chief Operating Officer, effective immediately. Mr. Jelinek previously was Executive Vice President in charge of merchandising, a position he has held since 2004. He spent the previous twenty years in various management positions in warehouse operations. Mr. Jelinek will join the Board of Directors.

Jim Sinegal will continue as Chief Executive Officer of the Company. Mr. Sinegal, together with Chairman of the Board Jeff Brotman, Senior Executive Vice President Dick DiCerchio and Mr. Jelinek, will form an Office of the President, through which the four will coordinate on major Company matters.

Mr. Sinegal stated: “We are excited about Craig’s elevation to his new role. He is a highly seasoned retail executive, with over twenty-five years’ experience at our Company and over thirty-five years’ experience in the industry. We look forward to his participation in a broader range of decisions as we move the Company forward.”

Costco currently operates 566 warehouses, including 413 in the United States and Puerto Rico, 77 in Canada, 21 in the United Kingdom, seven in Korea, six in Taiwan, nine in Japan, 32 in Mexico and one in Australia. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264